UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 24, 2015 (August 18, 2015)

Date of Report (Date of earliest event reported)

BLUE SPHERE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	333-147716	98-0550257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Asuta St., P.O.B 857 Even Yehuda, Israel 40500
(Address of principal executive offices) (Zip Code)

972-9-8917438
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report, all references to the terms “we”, “us”, “our”, “Blue Sphere” or the “Company” refer to Blue Sphere Corporation and its wholly-owned subsidiaries, unless the context clearly requires otherwise.

Item 1.01

Entry Into a Material Definitive Agreement

On August 18, 2015, Blue Sphere Corporation (the “Company”), along with its wholly-owned subsidiary, Eastern Sphere Ltd. (“Eastern”) and Eastern’s wholly-owned subsidiary, BlueSphere Italy, S.r.l. (“BlueSphere Italy”), entered into a Long Term Mezzanine Loan Agreement (the “Loan Agreement”) with Helios Italy Bio-Gas 1 L.P. (the “Lender”). Pursuant to the Loan Agreement, the Lender has agreed to make available to BlueSphere Italty a mezzanine loan facility to facilitate the purchase of anaerobic digestion biogas power plants located in Italy (the “Biogas Plants”).

Under the Loan Agreement, the Lender will make up to five million euros (€5,000,000) available to BlueSphere Italy (the “Loan”) to finance (a) ninety percent (90%) of the total required investment of the first four Biogas Plants acquired, (b) eighty percent (80%) of the total required investment of up to three Biogas Plants subsequently acquired, (c) certain broker fees incurred in connection with the acquisitions, and (d) any taxes associated with registration of an Equity Pledge Agreement (as described below). For the purposes of the Loan Agreement, the financing of the total required investment for each Biogas Plant acquired will be subject to specified conditions precedent, including the Lender’s approval on a plant by plant basis, and each financing will constitute a separate “Loan.” The Lender may, within 90 days following a closing, require a repayment of ten percent (10%) and the broker fees; if no such repayment is required, then the Lender may reduce the amount of the total required investment loaned for the three Biogas Plants subsequently acquired to seventy to eighty percent (70-80%) of the total required investment. The Lender’s commitment to provide any Loan amount not actually utilized by June 30, 2016 will automatically cancel, unless extended in writing by the Lender.

Subject to specified terms, representations and warranties, the Loan Agreement provides that each Loan will accrue interest at a rate of fourteen and one-half percent (14.5%) per annum, paid quarterly. The Lender will also be entitled to an annual operation fee, paid quarterly. BlueSphere Italy’s debt obligation will begin upon the closing of the first Loan. The final payment under the Loan Agreement for each Loan will become due no later than the earlier of (a) thirteen and one half years from the date the Loan funds were made available to BlueSphere Italy pursuant to a closing of such Loan, or (b) the date that the Feed in Tariff license granted to the Biogas Plant to which such Loan applies expires.

Upon specified events of default, BlueSphere Italy shall have seven (7) days to either cure the default, or make payment of a “prepayment fee.” Further, pursuant to the Loan Agreement and Equity Pledge Agreement, all shares of BlueSphere Italy owned by Eastern shall be pledged as collateral for all amounts utilized under the Loan. In the event of an uncured Event of Default (as defined in the Loan Agreement), the Lender will be entitled to exercise all voting rights in BlueSphere Italy, including convening a shareholder meeting for the purpose of revoking/appointing the Board of Directors of BlueSphere Italy, pursuant to the Equity Pledge Agreement.

On May 14, 2015, BlueSphere Italy entered into a Share Purchase Agreement with Volteo Energie S.p.A., Agriholding S.r.l., and Overland S.r.l. (the “Italy Projects Agreement”), pursuant to which BlueSphere Italy agreed to purchase one hundred percent (100%) of the share capital of four Biogas Plants for an aggregate purchase price of five million six hundred thousand euros (€5,600,000), subject to certain adjustments and credits under the Italy Projects Agreement. A principal purpose of entering into the Loan Agreement was to finance the Italy Projects Agreement. The foregoing description of the Italy Projects Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Italy Projects Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 18, 2015, and incorporated herein by reference.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

(d) Exhibits.

10.1	Long Term Mezzanine Loan Agreement, dated August 18, 2015, between BlueSphere Italy S.r.l., Blue Sphere Corporation, Eastern Sphere Ltd. and Helios Italy Bio-Gas 1 L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE SPHERE CORPORATION

Dated: August 24, 2015	By:	/s/ Shlomi Palas
	Name:	Shlomi Palas
	Title:	President and Chief Executive Officer